Acetate Tow Lori Ryerkerk

2 Celanese Acetate Enterprise Sustainably Forested Trees Renewable Non-food sources High Purity Cellulose + Acetic Acid Sustainable raw materials Acetate Flake Bio-based Sustainable Environmentally friendly Vinegar and Glucose Consumed by microorganisms Acetate Derivatives Acetate Tow Biodegradable Compostable

A central link in our businesses 3 Acetyl Chain Acetate Tow Engineered Materials Acetic Acid Acetate Flake Consumer of upstream products Supplier of sustainable materials Acetate Tow

Acetate Tow financial outlook STABLE INDUSTRY DYNAMICS ADJUSTED EBIT MARGIN ~45% 2023 OPERATING EBITDA MARGIN ~50% 2023 DIVIDENDS FROM AFFILIATES ~55% $249 ~$245 ~$245 2020 2021F Tow Demand Decline Affiliate Dividends Productivity 2023F 4 Adjusted EBIT (in millions) of Total Adjusted EBIT 2023 1 2 3 4 Predictable Tow Market Outlook Growing China Affiliate Dividends High Levels of Productivity Alternative Uses for Acetate Flake

Acetate Tow Appendix

Predictable and stable market outlook

MULTIPLYING OUR MOMENTUM

- Gradual, secular decline in tow demand
- Limited impact on tow demand from COVID-19 pandemic
- Stable inventory and regional trade dynamics

Global Cigarette Demand[1]

2020 – 2023E CAGR decline of 1%



Global Cigarettes (trillions)
2013
2014
2015
2016
2017
2018
2019
2020
2021F
2022F
2023F
China
Rest of World

Manageable future demand deterioration

[1]Euromonitor International, Retail + Illicit

Celanese 2

Estimated Global Tow Capacity (~800 kt) To w V ol um e (k t) 2013 2014 2015 2016 2023F2022F2021F2020201920182017 97% 91% 85% 87% 88% 89% 92% 92% Excess Capacity Utilization Utilization could improve further as producers continue to address cost positions Celanese Eastman Daicel Blackstone Jinan/Hubei Nantong Zhuhai Other China captive Kunming Global Tow Utilization Stabilizing industry dynamics 3 Rest of world China Based on internal estimates

Flake expansion and potential future incremental expansions Cost reductions in raw materials such as pulp and acid Growing China dividends JV dividends overview Efficiency improvements at our China JVs Increased tow sales in China Development of new flake end uses Share of China capacity Other 2013 2014 2015 2016 2022F2021F202020192018201720122006 2007 2008 2010 20112009 Celanese JV Daicel JV Eastman JV Largest China position with >70% of capacity Dividend growth drivers 4Based on internal estimates

Maintaining high level of productivity Proven productivity track record that more than offset inflation in last five years Productivity Initiatives 2015 Pulp sourcing optionality 2023F2022F2021F 7% 6% 5% 3% 4% 8% 2016 2019-2020 2020 2021-2023 • Energy reduction • Manufacturing improvements • Raw material optimization • Digitalization Capacity reduction at Lanaken Ocotlán closure Combined heat power plant at Lanaken 2015 2016 2020201920182017 Productivity Savings Percentage of Net Sales Productivity 5

Sustainability Opportunities Regional Growth Opportunities Driving value by capturing market opportunities Product Growth Opportunities OPPORTUNITY: Growth in alternatives to traditional cigarettes CE RESPONSE: Capturing market share in Heated-Tobacco Products (HTP) OPPORTUNITY: Shift in regional demand CE RESPONSE: Leading position in China and in growing markets such as Indonesia and the Middle East OPPORTUNITY: Demand for sustainable products CE RESPONSE: Designing enhanced, eco-friendly products such as low-carbon tow 2016 2022F2021F2020201920182017 150 Billion Sticks1 1Based on internal estimates Pockets of opportunity to help offset declining tow demand 6